Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, May 4, 2016

NACCO INDUSTRIES, INC.
ANNOUNCES FIRST QUARTER 2016 RESULTS

Cleveland, Ohio, Wednesday, May 4, 2016 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $2.8 million, or $0.41 per diluted share, and revenues of $173.4 million for the first quarter of 2016 compared with consolidated net income of $1.0 million, or $0.14 per diluted share, and revenues of $193.7 million for the first quarter of 2015.
Consolidated EBITDA for the first quarter of 2016 and the trailing twelve months ended March 31, 2016 was $9.4 million and $55.4 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to EBITDA, see page 10.
The Company ceased mining operations at North American Coal's Centennial Natural Resources mine in Alabama at the end of 2015. However, certain wind-down and reclamation activities are on-going. Because Centennial is no longer an active mine, management believes adjusting the 2016 and 2015 reported U.S. GAAP financial results to exclude Centennial's results will assist investors' understanding of the performance of the active operations of both NACCO Industries, Inc. and North American Coal. “Adjusted revenues" and "Adjusted income” in this press release refer to revenues and net income adjusted for the exclusion of Centennial's results. For reconciliations from U.S. GAAP results to these adjusted non-GAAP financial results, see pages 12 and 13.
Excluding Centennial, NACCO's 2016 first quarter consolidated Adjusted income was $4.7 million, or $0.69 per diluted share, on Adjusted revenues of $173.1 million, compared with consolidated Adjusted income of $4.4 million, or $0.61 per diluted share, on Adjusted revenues of $184.3 million for the first quarter of 2015.
The Company's cash position was $35.7 million as of March 31, 2016 compared with $52.5 million as of December 31, 2015 and $29.3 million as of March 31, 2015. Debt as of March 31, 2016 was $163.2 million compared with $170.0 million as of December 31, 2015 and $188.9 million as of March 31, 2015.

Detailed Discussion of Results
North American Coal - First Quarter Results
North American Coal reported net income of $8.3 million and revenues of $30.3 million in the first quarter of 2016, compared with net income of $4.5 million and revenues of $41.3 million in the first quarter of 2015.

Coal tons and limerock yards sold at North American Coal for the first quarter of 2016 and 2015 were as follows:

	2016	2015
Coal tons sold	(in millions)
Unconsolidated mines	7.0	6.8
Consolidated mines*	0.8	1.0
Total coal deliveries	7.8	7.8
Limerock deliveries (cubic yards)	6.8	4.5
*Consolidated mines tons sold includes 0.1 million tons sold at Centennial in the first quarter of 2015.

Excluding Centennial, North American Coal reported Adjusted income of $10.2 million and Adjusted revenues of $30.0 million for the first quarter of 2016 compared with Adjusted income of $7.9 million and Adjusted revenues of $31.9 million for the first quarter of 2015.
North American Coal's Adjusted revenues decreased in the first quarter of 2016 compared with the first quarter of 2015 primarily due to a reduction in tons sold at Mississippi Lignite Mining Company as a result of an increase in outage days at the customer's power plant in the first quarter of 2016. The decline in revenues was partially offset by an increase in revenues related to an increase in limerock yards delivered at the limerock mining operations and higher royalty and other income.
The increase in Adjusted income was primarily attributable to improved operating results at the consolidated mining operations. Operating results improved at the Mississippi Lignite Mining Company during the first quarter of 2016 compared with 2015 as a result of lower operating costs, including diesel fuel and major repairs expenses. Improved results at the limerock mining operations from higher deliveries also contributed to the increase in Adjusted income. The increase in Adjusted income was partially offset by the absence of $0.9 million of dividend income received in the prior year quarter.

North American Coal - Outlook
North American Coal expects an increase in tons sold in 2016 compared with 2015 at its coal mining operations. Despite this overall increase in tons, and excluding Centennial's results in both 2016 and 2015, North American Coal expects a decrease in income before income taxes in 2016 compared with 2015, primarily because of an expected decrease in income at Mississippi Lignite Mining Company. Mississippi Lignite Mining Company sells lignite at contractually agreed upon coal prices which are subject to changes in the level of established indices over time. Because the price of diesel fuel is heavily-weighted among these indices, the recent substantial decline in diesel prices is expected to reduce earnings at Mississippi Lignite Mining Company in 2016. This decline is anticipated to be only partially offset by the beneficial effect of lower diesel prices on production costs. Royalty and other income is also expected to decrease in full-year 2016. These decreases are expected to be partially offset by additional income from the unconsolidated mining operations as newer mines begin or increase production in 2016 and by modestly higher deliveries and operating results at the limerock mining operations.
Production levels are expected to increase in 2016 over 2015 levels at Camino Real, which anticipates a full year of coal deliveries in 2016 after commencing deliveries in October 2015. Camino Real expects to mine approximately 2.5 million to 2.7 million tons of coal annually when at full production. Liberty Fuels expects to begin delivering coal for power generation in the third quarter of 2016. Production levels at Liberty Fuels are expected to increase gradually and build to full production of approximately 4.5 million tons of coal annually beginning in 2022, although the timing of future deliveries will be affected by when the Kemper County Energy Facility is commissioned. Coyote Creek Mining Company expects to deliver approximately 2.5 million tons of coal annually beginning in the second quarter of 2016.
Bisti Fuels commenced its transition into the contract miner role at the Navajo Mine on the Navajo Nation in New Mexico on January 1, 2016. The production period is scheduled to begin when the customer completes a pending commercial transaction with the existing contract miner, which is expected to occur by December 31, 2016. Production levels are expected to be approximately 5.0 to 6.0 million tons of coal per year. While Bisti Fuels is recognizing income during the transition period, it will not receive cash payments until the production period begins.
Over the longer-term, North American Coal’s goal continues to be to increase earnings of its unconsolidated mines by approximately 50% from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines. Income related to a full year of deliveries at the Camino Real mine, the commencement of deliveries at the Coyote Creek and Liberty Fuels mines and income at Bisti Fuels will contribute to this goal in 2016 and beyond. However, generally low U.S. inflation rates, as reflected in typical market indices, such as the Consumer Price Index and the Producer Price Index, will determine the extent to which contractual compensation at the unconsolidated mines will change year by year. Achievement of the goal to increase earnings of the unconsolidated mines by 50% is currently expected to occur in 2017 or 2018, but timing will depend on future inflation rates and customer demand.
Cash flow before financing activities is expected to decrease substantially in 2016 compared with 2015 primarily as a result of the 2015 repayment of a large receivable from Coyote Creek and higher capital expenditures in 2016. Capital expenditures are expected to be approximately $15.2 million in 2016, of which $2.5 million was expended in the first quarter of 2016.
Centennial Natural Resources ceased mining operations as of December 31, 2015 but wind-down and reclamation activities are ongoing. In 2016, Centennial expects to incur a moderate but substantially lower loss than in 2015, excluding the effect of any potential future asset sales, as it manages mine reclamation obligations and disposes of certain assets.
Centennial will continue to evaluate strategies to maximize cash flow, including through the sale of mineral reserves, equipment and parts inventory. The company is evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve. As Centennial continues to execute its wind-down and asset disposal programs, changes in circumstances or the occurrence of certain events may indicate the carrying amount of Centennial’s remaining assets may not be recoverable, resulting in potential future impairment charges. Total assets associated with Centennial, excluding intercompany balances and deferred taxes, are $31.5 million at March 31, 2016 compared with $45.5 million at December 31, 2015. Cash expenditures related to mine reclamation will continue until reclamation is complete or ownership of the mines is transferred.
North American Coal expects to continue its efforts to develop new mining projects and is pursuing opportunities for new or expanded coal mining projects, although future opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - First Quarter Results
Hamilton Beach reported a net loss of $0.3 million and revenues of $115.7 million for the first quarter of 2016 compared with net income of $0.6 million and revenues of $123.3 million for the first quarter of 2015. For the first quarter of 2016 operating profit was $0.1 million compared with $2.2 million in the first quarter of 2015.
Revenues decreased in the first quarter of 2016 compared with the first quarter of 2015 primarily due to reduced sales volumes in the U.S. consumer retail market and a reduction in commercial sales driven by increased sales of lower-priced products. The reduced sales volume in the U.S. consumer retail market was in part driven by an unexpected decline in retail demand early in the first quarter as retailers re-balanced their inventory at the end of the holiday-selling season. Unfavorable foreign currency movements also contributed to the decrease in revenues as both the Mexican peso and Canadian dollar weakened against the U.S. dollar.
The decline in operating profit and net income was primarily due to a reduction in gross profit as a result of a shift in sales mix to lower-priced, lower-margin products and reduced sales volumes.

Hamilton Beach - Outlook
Overall consumer confidence and financial pressures experienced by the middle-market consumer have created continued uncertainty about the overall growth prospects for the U.S. retail market for small appliances, including growth prospects for both in-store and internet sales. As a result, volumes in 2016 in the market in which Hamilton Beach's core brands participate are projected to be comparable or down slightly compared with 2015. The Canadian retail market is also expected to be difficult as the Canadian economy continues to struggle. However, the international and commercial markets in which Hamilton Beach participates are expected to grow moderately.
In spite of current market conditions, Hamilton Beach expects its consolidated sales volumes in 2016 to increase moderately compared with 2015 due to enhanced distribution and increased placement of higher-priced products in its core small kitchen appliance business. Hamilton Beach's international and commercial product sales volumes are expected to increase in 2016 compared with 2015 as a result of the execution of its strategic initiatives.
Hamilton Beach continues to focus on strengthening the consumer market position of its various product lines through product innovation, promotions, increased placements and branding programs. The company will continue to introduce new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both the retail and commercial marketplaces, leveraging its strong brand portfolio. Hamilton Beach also expects its global, growing commercial business to benefit from broadening the distribution of several newer products. The company continues to pursue other opportunities to create additional product lines and new brands that can be distributed in high-end or specialty stores and on the Internet, including the introduction of the Hamilton Beach® Professional premium line of counter-top kitchen appliances, which is expected to be available starting in mid-2016. As a result of anticipated increases in sales volumes from new product introductions during 2016 and execution of its strategic initiatives, both domestically and internationally, Hamilton Beach expects a modest increase in revenues in 2016 compared with 2015, provided consumer spending is at expected levels.
    Overall, Hamilton Beach's full-year 2016 net income is expected to increase compared with 2015. The anticipated increase in unit volumes and revenues, resulting from increased distribution and continued implementation and execution of Hamilton Beach's strategic initiatives, is expected to be partially offset by unfavorable currency relationships based on current currency rates. Hamilton Beach continues to monitor currency effects, as well as commodity and other input costs, closely and intends to continue to adjust product prices and product placements, as market conditions permit.

Cash flow before financing activities in 2016 is expected to be substantially higher than in 2015. Capital expenditures are expected to be $7.9 million in 2016, of which $1.3 million was expended in the first quarter of 2016.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic revenue growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba®, Wolf Gourmet® and Weston brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities, and (5) achieving global commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets.

Kitchen Collection - First Quarter Results
Kitchen Collection reported a net loss of $1.9 million for both the three months ended March 31, 2016 and 2015. Revenues for the first quarter of 2016 were $28.4 million compared with $30.0 million for the first quarter of 2015. At March 31, 2016, Kitchen Collection operated 222 stores compared with 223 stores at March 31, 2015. At year-end 2015, Kitchen Collection operated 229 stores.
The decline in revenues was primarily the result of sales lost from closing 15 unprofitable stores since March 31, 2015 and a decrease in comparable store sales, partially offset by sales from 14 newly opened stores. Despite the decline in revenue, net income was comparable to the prior year quarter primarily as a result of benefits realized from the closure of unprofitable stores and improved gross margins at comparable stores.

Kitchen Collection - Outlook
Changing consumer habits have led to declining consumer traffic to physical retail locations as consumers buy more over the Internet or utilize the Internet for comparison shopping. Financial pressures on middle-market consumers interested in housewares and small appliances have also adversely affected sales trends in these categories over the last few years, while the recent strengthening of the U.S. dollar has adversely affected sales trends at retail locations near the Mexican and Canadian borders. All of these factors are expected to continue to limit Kitchen Collection's target consumers' spending on housewares and small appliances. Given this market environment, Kitchen Collection realigned its business over the past two years around a smaller number of core Kitchen Collection® outlet stores which are expected to perform with improved profitability.
    As a result of ongoing market weakness, Kitchen Collection anticipates 2016 revenues and results to decline slightly from 2015. As a result of the realignment of its business, Kitchen Collection believes its smaller core store portfolio is well positioned to allow the company to perform at improved operating levels, take advantage of any future market rebound and optimize its operating performance over time. Cash flow before financing activities is expected to be positive in 2016 but substantially lower than 2015.
Kitchen Collection's continued focus on increasing the average sales and average closure rates, along with increasing the number of items per transaction, through continued refinement of its format and improved customer interactions to enhance the customers' store experience is expected to generate comparable store sales growth over time. Additionally, improved product offerings, a focus on sales of higher-margin products, merchandise mix and displays, new store profitability, closure of underperforming stores and optimizing the expense structure is expected to generate improved operating profit over time.
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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, May 5, 2016 at 10:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 92431196, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 12, 2016. The online archive of the broadcast will be available on the NACCO website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income and Adjusted income per diluted share are measures of revenue, operating profit (loss), income (loss) before tax, income and earnings per diluted share that differ from financial results measured in accordance with GAAP. The adjusted financial measures are U.S. GAAP financial measures adjusted for Centennial's operating losses. EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Adjusted revenues, Adjusted operating profit, Adjusted income before income tax, Adjusted income, Adjusted income per diluted share and EBITDA. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, (11) delays or reductions in coal deliveries at North American Coal's newer mines, and (12) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in consumer buying habits, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31
	2016	2015
	(In thousands, except per share data)

Revenues	$173,421	$193,734
Cost of sales	133,416	155,545
Gross profit	40,005	38,189
Earnings of unconsolidated mines	12,648	12,553
Operating expenses
Selling, general and administrative expenses	46,259	46,416
Amortization of intangible assets	982	1,085
	47,241	47,501
Operating profit	5,412	3,241
Other expense (income)
Interest expense	1,505	2,125
Income from other unconsolidated affiliates	(303)	(1,172)
Closed mine obligations	376	402
Other, net, including interest income	53	479
	1,631	1,834
Income before income tax provision	3,781	1,407
Income tax provision	979	380
Net income	$2,802	$1,027

Basic earnings per share	$0.41	$0.14
Diluted earnings per share	$0.41	$0.14

Dividends per share	$0.2625	$0.2575

Basic Weighted Average Shares Outstanding	6,857	7,189
Diluted Weighted Average Shares Outstanding	6,885	7,208

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2016	2015
	(In thousands)
Revenues
North American Coal	$30,287	$41,319
Hamilton Beach	115,740	123,293
Kitchen Collection	28,383	29,967
Eliminations	(989)	(845)
Total	$173,421	$193,734

Operating profit (loss)
North American Coal	$9,742	$5,207
Hamilton Beach	67	2,188
Kitchen Collection	(2,890)	(3,045)
NACCO and Other	(1,441)	(1,289)
Eliminations	(66)	180
Total	$5,412	$3,241

Income (loss) before income tax provision (benefit)
North American Coal	$8,916	$5,011
Hamilton Beach	(402)	936
Kitchen Collection	(2,937)	(3,092)
NACCO and Other	(1,730)	(1,628)
Eliminations	(66)	180
Total	$3,781	$1,407

Net income (loss)
North American Coal	$8,253	$4,547
Hamilton Beach	(261)	618
Kitchen Collection	(1,868)	(1,893)
NACCO and Other	(1,067)	(1,239)
Eliminations	(2,255)	(1,006)
Total	$2,802	$1,027

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION

	Quarter Ended
	6/30/2015	9/30/2015	12/31/2015	3/31/2016	3/31/2016 Trailing 12 Months
	(in thousands)
Net income (loss)	$(275)	$3,141	$18,091	$2,802	$23,759
Income tax provision (benefit)	(56)	134	2,357	979	3,414
Interest expense	1,661	1,597	1,541	1,505	6,304
Interest income	(23)	(74)	(20)	(31)	(148)
Depreciation, depletion and amortization expense	5,801	5,778	6,343	4,192	22,114
EBITDA*	$7,108	$10,576	$28,312	$9,447	$55,443

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines EBITDA as income before income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended
	March 31
	2016	2015
	(In thousands)
Gross profit (loss) - Centennial	$(2,829)	$(5,406)
Gross profit - other consolidated mines	6,367	4,826
Gross profit - royalty and other	2,490	1,733
Total gross profit	6,028	1,153
Earnings of unconsolidated mines	12,648	12,553
Operating expenses
Selling, general and administrative expenses	8,297	7,759
Amortization of intangibles	637	740
Operating profit	9,742	5,207
Other (income) expense	826	196
Income before income tax provision	8,916	5,011
Elimination of Centennial:
Gross profit - Centennial	2,829	5,406
Other Centennial adjustments	310	62
Total Centennial adjustments	3,139	5,468

Adjusted North American Coal income before income tax provision (1)	$12,055	$10,479

(1) Adjusted North American Coal Income Before Income Tax is a measure of income that differs from Income Before Income Tax measured in accordance with GAAP. Adjusted North American Coal Income Before Income Tax is adjusted for the exclusion of Centennial's loss before income taxes. Management believes that Adjusted North American Coal Income Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures. See page 12 for a complete reconciliation from US. GAAP financial results to non-GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (2)
	Three Months Ended
	March 31
	2016	2015
	(In thousands)
Balance at beginning of period	$19,084	$17,693
Liabilities settled during the period	(754)	(871)
Accretion expense	283	196
Revision of estimated cash flows	824	—
Balance at end of period	$19,437	$17,018

(2) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures related to mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended March 31, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$30,287	$(333)	$29,954

North American Coal Gross profit	6,028	2,829	8,857

North American Coal Operating profit	9,742	3,098	12,840
North American Coal Other (income) expense	826	(41)	785
North American Coal Income before income tax provision	8,916	3,139	12,055
North American Coal Income tax provision (1)	663	1,193	1,856
North American Coal Net income	$8,253	$1,946	$10,199

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended March 31, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$41,319	$(9,434)	$31,885

North American Coal Gross profit	1,153	5,406	6,559

North American Coal Operating profit	5,207	5,422	10,629
North American Coal Other (income) expense	196	(46)	150
North American Coal Income before income tax provision	5,011	5,468	10,479
North American Coal Income tax provision(1)	464	2,078	2,542
North American Coal Net income	$4,547	$3,390	$7,937

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted for the exclusion of Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended March 31, 2016
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$173,421	$(333)	$173,088

Operating profit	$5,412	$3,098	$8,510
Other expense	1,631	(41)	1,590
Income before income tax provision	3,781	3,139	6,920
Income tax provision(1)	979	1,193	2,172
Net income	$2,802	$1,946	$4,748

Basic earnings per share	$0.41		$0.69
Diluted earnings per share	$0.41		$0.69

Basic Weighted Average Shares Outstanding	6,857		6,857
Diluted Weighted Average Shares Outstanding	6,885		6,885

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended March 31, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$193,734	$(9,434)	$184,300

Operating profit	$3,241	$5,422	$8,663
Other expense	1,834	(46)	1,788
Income before income tax provision	1,407	5,468	6,875
Income tax provision(1)	380	2,078	2,458
Net income	$1,027	$3,390	$4,417

Basic earnings per share	$0.14		$0.61
Diluted earnings per share	$0.14		$0.61

Basic Weighted Average Shares Outstanding	7,189		7,189
Diluted Weighted Average Shares Outstanding	7,208		7,208

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted for the exclusion of Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"
(In thousands)

	Three Months Ended
	March 31
	2016 Adjusted	2015 Adjusted

Revenues
North American Coal	$29,954	$31,885
Hamilton Beach	115,740	123,293
Kitchen Collection	28,383	29,967
Eliminations	(989)	(845)
Total	$173,088	$184,300

Operating profit (loss)
North American Coal	$12,840	$10,629
Hamilton Beach	67	2,188
Kitchen Collection	(2,890)	(3,045)
NACCO and Other	(1,441)	(1,289)
Eliminations	(66)	180
Total	$8,510	$8,663

Income (loss) before income tax provision (benefit)
North American Coal	$12,055	$10,479
Hamilton Beach	(402)	936
Kitchen Collection	(2,937)	(3,092)
NACCO and Other	(1,730)	(1,628)
Eliminations	(66)	180
Total	$6,920	$6,875

Net income (loss)
North American Coal	$10,199	$7,937
Hamilton Beach	(261)	618
Kitchen Collection	(1,868)	(1,893)
NACCO and Other	(1,067)	(1,239)
Eliminations	(2,255)	(1,006)
Total	$4,748	$4,417

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted for the exclusion of Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.